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Exhibit 3

Westpac Banking Corporation ABN 33 007 457 141
Group Secretariat Level 25, 60 Martin Place Sydney NSW 2000 Australia Telephone: (02) 9216 0390 Facsimile: (02) 9226 1888 mmarchhart@westpac.com.au

17 June 2003

Company Announcements Platform
Australian Stock Exchange Limited
20 Bridge Street
SYDNEY NSW 2000

Dear Sir/Madam

Westpac Banking Corporation—Dividend Reinvestment Plan

        The price at which shares will be allotted on 4 July 2003 under Westpac's Dividend Reinvestment Plan will be $16.27.

Yours faithfully

Michelle Marchhart
Head of Group Secretariat

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  Exhibit 3